October 20, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re: Interactive Systems Worldwide Inc.

Gentlemen:

We have read item 4.01 of form 8-K/A to be filed on or about October 20, 2010 of Interactive Systems Worldwide Inc. and are in agreement with the statements contained in Item 4.01 concerning our firm.

Very truly yours,

/s/ Eisner Amper LLP (formerly Eisner LLP)